UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant.	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

AVENUE THERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

AVENUE THERAPEUTICS, INC.

Supplemental Material to Proxy Statement

This proxy statement supplement, dated January 3, 2023, supplements the definitive proxy statement on Schedule 14A (the “Proxy Statement”) of Avenue Therapeutics, Inc. (“we”, “our” or the “Company”) that was filed with the Securities and Exchange Commission (the “SEC”) on November 18, 2022, relating to the Company’s 2022 annual meeting of stockholders (the “2022 Annual Meeting”). Except as specifically supplemented by the information contained in this proxy statement supplement, all information set forth in the Proxy Statement continues to apply and should be considered in voting your shares.

Engagement of Proxy Solicitor

Subsequent to the filing of the Proxy Statement, on January 3, 2023, we engaged Alliance Advisors, LLC (“Alliance”), to assist in the solicitation of proxies, including proxy process-related advice and informational support, for a services fee of $20,000 in the aggregate. The costs of soliciting votes in connection with the Proxy Statement have been, or will be, paid by the Company.

If stockholders need assistance with casting or changing their vote, or would like more information about the 2022 Annual Meeting agenda, they should contact Alliance at 855-506-1762.

Reminder to Vote Your Shares Before Reconvened Meeting Date

The 2022 Annual Meeting was originally scheduled to occur on December 28, 2022. On that date, the required quorum for the transaction of business at the meeting was not present. Accordingly, we adjourned the meeting without conducting any business. We will reconvene on Monday, January 9, 2023 at 3:00 p.m. Eastern Time and the adjourned meeting will be held virtually at www.virtualshareholdermeeting.com/ATXI2022, the same web address that we provided in the Proxy Statement.

During the period of the adjournment, the Company will continue to solicit proxies from its stockholders with respect to the proposals set forth in the Proxy Statement. Your vote and your voice as a stockholder is important to us. We urge all stockholders who have not yet voted on the proposals to do so before January 9, 2023.

The Company’s Board of Directors recommends that its stockholders vote “FOR” all of the proposals set forth in the Proxy Statement.